Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2017 THIRD QUARTER RESULTS

Fiscal 2017 third quarter revenue of $386.0 million, an increase of 15% versus the prior year quarter

Fiscal 2017 third quarter operating income of $6.7 million, an increase of $63.6 million versus the prior year quarter

Fiscal 2017 third quarter AOI of $43.6 million, an increase of $67.4 million versus the prior year quarter

NEW YORK, N.Y., May 4, 2017 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the third quarter ended March 31, 2017.

For the fiscal 2017 third quarter, the Company generated revenues of $386.0 million, an increase of 15% as compared with the prior year period. In addition, the Company generated fiscal 2017 third quarter operating income of $6.7 million and adjusted operating income of $43.6 million, which represent increases of $63.6 million and $67.4 million, respectively, both as compared to the prior year third quarter. (1) (2) (3)

Please note that the fiscal 2017 third quarter included $15.5 million in non-recurring NHL expansion fee revenue, and the year-ago quarter included a $41.8 million write-off of deferred production costs.

President and CEO David O’Connor said, “For the fiscal 2017 third quarter, we again generated strong top-line and adjusted operating income growth as we continued to more efficiently and effectively harness the strength of our live sports and entertainment assets and brands. This quarter was highlighted by our ongoing success in attracting an increasing number of premium live entertainment events to our venues, as well as solid organic growth across virtually every other area of our business, from sponsorship and signage to media rights. We are pleased with how fiscal 2017 is unfolding and remain confident that the Company is well positioned to drive attractive long-term growth for our shareholders.”

Results from Operations

Segment results for the quarters ended March 31, 2017 and 2016 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q3 2017	F’Q3 2016	% Change	F’Q3 2017	F’Q3 2016	% Change	F’Q3 2017	F’Q3 2016	% Change

MSG Entertainment	$77.3	$73.2	6%	$(7.7)	$(58.4)	87%	$(1.5)	$(53.4)	97%
MSG Sports	308.7	262.9	17%	59.9	36.5	64%	65.9	42.5	55%
Other	—	0.2	NM	(45.5)	(35.0)	(30)%	(20.8)	(12.8)	(62)%
Total Company	$386.0	$336.3	15%	$6.7	$(56.9)	NM	$43.6	$(23.8)	NM

Note: Does not foot due to rounding

(1)

The Company formerly referred to adjusted operating income (loss) as adjusted operating cash flow. The components of adjusted operating income (loss) are identical to the components of adjusted operating cash flow. See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

(2)

During the fiscal 2017 first quarter, the Company refined its approach to allocating its corporate, venue operating and other shared expenses. Prior period results are reflected as originally reported and have not been restated. Had this approach been used in fiscal 2016, MSG Sports operating income and MSG Entertainment operating loss for the fiscal 2016 third quarter would have increased by approximately $1.7 million and $0.1 million, respectively, while Other operating loss would have increased by $1.6 million. Further, MSG Sports adjusted operating income and MSG Entertainment adjusted operating loss for the fiscal 2016 third quarter would have improved by approximately $1.8 million and $0.6 million, respectively, while Other adjusted operating loss would have increased by $2.4 million.

(3)	Fiscal 2017 third quarter operating results do not include TAO Group. The Company records TAO Group’s operating results in its consolidated statements of operations on a quarter lag basis.

MSG Entertainment

For the fiscal 2017 third quarter as compared to the prior year period, MSG Entertainment revenues of $77.3 million increased 6%. The increase was primarily due to higher overall event-related revenues at the Company’s venues and, to a lesser extent, an increase in venue-related sponsorship, signage and suite rental fee revenues, partially offset by a decrease in revenues for the Christmas Spectacular Starring the Radio City Rockettes production. The increase in event-related revenues was primarily due to higher revenues at The Theater at Madison Square Garden, The Chicago Theatre and the Forum, partially offset by lower revenues at The Garden. The decrease in revenues for the Christmas Spectacular Starring the Radio City Rockettes production was primarily due to fewer scheduled performances in January as compared to the prior year period, partially offset by higher average paid attendance and higher average ticket prices.

Fiscal 2017 third quarter operating loss of $7.7 million improved by $50.7 million and adjusted operating loss of $1.5 million improved by $52.0 million, both as compared to the prior year period. The improvement in operating loss and adjusted operating loss as compared to the prior year period primarily reflects lower direct operating expenses and, to a lesser extent, the increase in revenues and lower selling, general and administrative expenses.

The decrease in direct operating expenses reflects the absence of a $41.8 million write-off of deferred production costs recorded in the prior year quarter related to the New York Spectacular Starring the Radio City Rockettes production and other net decreases.

MSG Sports

For the fiscal 2017 third quarter as compared to the prior year period, MSG Sports revenues of $308.7 million increased 17%. The increase in revenues was primarily due to higher league distributions, professional sports teams’ ticket-related revenue and sponsorship and signage revenues and ad sales commissions. The increase in league distributions reflects the impact of the NBA’s new national media rights agreements which began with the 2016-17 NBA regular season and $15.5 million in non-recurring NHL expansion fee revenue, partially offset by other net decreases. The increase in professional sports teams’ ticket-related revenue primarily reflects higher average per-game revenue as compared to the prior year period. In addition, MSG Sports revenues increased due to higher event-related revenues from other live sporting events and local media rights fees from MSG Networks Inc., as well as higher professional sports teams’ food, beverage and merchandise sales.

Third quarter operating income of $59.9 million increased by $23.4 million and adjusted operating income of $65.9 million increased by $23.4 million. The increase in operating income and adjusted operating income primarily reflects the increase in revenue, partially offset by an increase in direct operating expenses.

The increase in direct operating expenses primarily reflects higher team personnel compensation costs and, to a lesser extent, higher net provisions for NBA and NHL revenue sharing expense and NBA luxury tax and event-related expenses associated with other live sporting events, partially offset by a decrease in net provisions for team personnel transactions.

Other

For the fiscal 2017 third quarter, Other operating loss of $45.5 million and adjusted operating loss of $20.8 million increased by $10.4 million and $8.0 million, respectively, primarily due to an increase in employee compensation and related benefits and higher professional fees, partially offset by a lower provision for the Company’s New York State and City capital tax.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall and the Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. Other MSG properties include legendary sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA), along with two development league teams -- the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). In addition, the Company features popular original entertainment productions -- the Christmas Spectacular and New York Spectacular - both starring the Radio City Rockettes, and through Boston Calling Events, produces outdoor festivals, including New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is TAO Group, a world-class hospitality group with globally-recognized entertainment dining and nightlife brands: Tao, Marquee, Lavo, Avenue, The Stanton Social, Beauty & Essex and Vandal. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to adjusted operating income (loss) as adjusted operating cash flow. The components of adjusted operating income (loss) are identical to the components of adjusted operating cash flow.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of adjusted operating income (loss) to operating income (loss), please see page 4 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 5157489

Conference call replay number is 855-859-2056 / Conference ID Number 5157489 until May 11, 2017

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenues	$386,033	$336,328	$1,012,878	$897,547

Direct operating expenses	252,708	275,118	630,788	596,100

Selling, general and administrative expenses	100,084	92,352	271,365	236,982

Depreciation and amortization	26,535	25,794	78,611	76,939

Operating income (loss)	6,706	(56,936)	32,114	(12,474)

Other income (expense):

Loss in equity method investments	(26,319)	(5,173)	(28,501)	(4,969)

Interest income	3,005	1,965	8,096	4,370

Interest expense	(831)	(489)	(1,732)	(1,543)

Miscellaneous income (expense)	36	—	1,441	(4,080)

Income (loss) from operations before income taxes	(17,403)	(60,633)	11,418	(18,696)

Income tax expense	(440)	(123)	(754)	(175)

Net income (loss)	(17,843)	(60,756)	10,664	(18,871)

Less: Net loss attributable to nonredeemable noncontrolling interests	(298)	—	(891)	—

Net income (loss) attributable to The Madison Square Garden Company’s stockholders	$(17,545)	$(60,756)	$11,555	$(18,871)

Basic earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$(0.74)	$(2.47)	$0.48	$(0.76)

Diluted earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$(0.74)	$(2.47)	$0.48	$(0.76)

Basic weighted-average number of common shares outstanding	23,825	24,635	23,951	24,845

Diluted weighted-average number of common shares outstanding	23,825	24,635	24,147	24,845

Note: For the fiscal 2017 third quarter, the Company recorded a non-cash impairment charge of $20.6 million to write-off the carrying value of its equity investment in Fuse Media, which is reflected in the loss in equity method investments.

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plan and non-employee director plan in all periods.
•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Operating income (loss)	$6,706	$(56,936)	$32,114	$(12,474)

Share-based compensation	10,367	7,388	30,465	17,647

Depreciation and amortization	26,535	25,794	78,611	76,939

Adjusted operating income (loss)	$43,608	$(23,754)	$141,190	$82,112

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended
	March 31,
	2017	2016	% Change
MSG Entertainment	$77,348	$73,235	6%

MSG Sports	308,685	262,875	17%

All other	—	218	NM

The Madison Square Garden Company Total	$386,033	$336,328	15%

	Nine Months Ended
	March 31,
	2017	2016	% Change
MSG Entertainment	$380,531	$331,348	15%

MSG Sports	632,347	565,556	12%

All other	—	643	NM

The Madison Square Garden Company Total	$1,012,878	$897,547	13%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended March 31,			Three Months Ended March 31,
	2017	2016	% Change	2017	2016	% Change
MSG Entertainment	$(7,694)	$(58,391)	87%	$(1,471)	$(53,430)	97%

MSG Sports	59,850	36,491	64%	65,890	42,489	55%

All other	(45,450)	(35,036)	(30)%	(20,811)	(12,813)	(62)%

The Madison Square Garden Company Total	$6,706	$(56,936)	NM	$43,608	$(23,754)	NM

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Nine Months Ended March 31,			Nine Months Ended March 31,
	2017	2016	% Change	2017	2016	% Change
MSG Entertainment	$41,766	$(14,472)	NM	$61,123	$(1,405)	NM

MSG Sports	109,372	97,004	13%	128,519	112,658	14%

All other	(119,024)	(95,006)	(25)%	(48,452)	(29,141)	(66)%

The Madison Square Garden Company Total	$32,114	$(12,474)	NM	$141,190	$82,112	72%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2017	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,140,903	$1,444,317
Restricted cash	32,647	27,091
Accounts receivable, net	131,636	75,998
Net related party receivables, current	5,293	4,079
Prepaid expenses	40,370	27,031
Other current assets	63,138	25,337

Total current assets	1,413,987	1,603,853
Net related party receivables, noncurrent	—	1,710
Investments and loans to nonconsolidated affiliates	239,921	263,546
Property and equipment, net of accumulated depreciation and amortization of $614,131 and $540,801 as of March 31, 2017 and June 30, 2016, respectively	1,166,508	1,160,609
Amortizable intangible assets, net	262,136	15,729
Indefinite-lived intangible assets	166,850	166,850
Goodwill	387,314	277,166
Other assets	98,979	54,487

Total assets	$3,735,695	$3,543,950

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$27,167	$13,935
Net related party payables	31,756	15,275
Accrued liabilities:
Employee related costs	113,738	119,357
Other accrued liabilities	181,059	133,832
Deferred revenue	339,045	332,416

Total current liabilities	692,765	614,815
Long-term debt, net of deferred financing costs	105,292	—
Defined benefit and other postretirement obligations	56,878	66,035
Other employee related costs	23,453	32,921
Deferred tax liabilities, net	195,181	194,583
Other liabilities	76,217	49,175

Total liabilities	1,149,786	957,529

Commitments and contingencies
Redeemable noncontrolling interests	85,000	—
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,012 and 19,777 shares outstanding as of March 31, 2017 and June 30, 2016, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of March 31, 2017 and June 30, 2016	45	45
Preferred stock, par value $0.01,15,000 shares authorized; none outstanding as of March 31, 2017 and June 30, 2016	—	—
Additional paid-in capital	2,822,565	2,806,352
Treasury stock, at cost, 1,436 and 671 shares as of March 31, 2017 and June 30, 2016, respectively	(242,505)	(101,882)
Accumulated deficit	(64,132)	(75,687)
Accumulated other comprehensive loss	(25,771)	(42,611)

Total The Madison Square Garden Company stockholders’ equity	2,490,406	2,586,421
Nonredeemable noncontrolling interests	10,503	—

Total equity	2,500,909	2,586,421

Total liabilities, redeemable noncontrolling interests and equity	$3,735,695	$3,543,950

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$107,558	$86,021

Net cash used in investing activities	(252,814)	(96,493)

Net cash provided by (used in) financing activities	(158,158)	1,447,948

Net increase (decrease) in cash and cash equivalents	(303,414)	1,437,476

Cash and cash equivalents at beginning of period	1,444,317	14,211

Cash and cash equivalents at end of period	$1,140,903	$1,451,687